UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 2, 2005

Chart Industries, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-11442	34-1712937
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Infinity Corporate Centre Drive, Suite 300, Garfield Heights, Ohio		44125
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(440) 753-1490

5885 Landerbrook Drive, Suite 205, Cleveland, Ohio 44124
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

The disclosure under Item 2.03 below is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 2, 2005, Chart Industries, Inc. ("Chart") and its domestic subsidiaries entered into Amendment No. 2 (the "Amendment") to its secured Amended and Restated Revolving Credit Agreement dated as of September 15, 2003 (the "Credit Revolver"), among Chart, those subsidiaries, JPMorgan Chase Bank, N.A., as administrative agent for the lenders under the Credit Revolver, and those lenders. The Amendment increases the aggregate size of the revolving credit line available under the Credit Revolver by $15 million, from $40 million to $55 million. This increase will expire on January 31, 2006. The Amendment also permanently increases the portion of the Credit Revolver's revolving credit line that may be used for the issuance of letters of credit by $10 million, from $30 million to $40 million. Chart entered into the Amendment in connection with the expansion of its business during 2005.

In connection with the Amendment, the lenders under Chart's existing Term Loan Agreement, dated as of September 15, 2003 (the "Term Loan"), agreed that debt incurred pursuant to the $15 million increase under the Credit Revolver will, like the $40 million available under the Credit Revolver prior to May 2, 2005, have lien priority over obligations arising under the Term Loan and provided certain other consents related to the Amendment.

Chart's Credit Revolver and Term Loan facility (collectively, the "Credit Facility") grants a security interest in substantially all of the assets of Chart to the agent bank as representative of Chart's lenders. The final maturity of the Term Loan is in 2009 and the Credit Revolver expires on September 15, 2008. Under the terms of the Credit Facility, term loans bear interest, at Chart's option, at rates equal to the prime rate plus 2.50 percent or LIBOR plus 3.50 percent and the revolving credit line bears interest, at Chart's option, at rates equal to the prime rate plus 1.50 percent or LIBOR plus 2.50 percent. Chart is also required to pay a commitment fee of 0.375 percent per annum on the unused amount of the revolving credit line. There were no changes in interest rates or covenants under the Credit Facility as a result of the Amendment. The Credit Facility lenders received customary fees from Chart as part of the Amendment.

The Amendment did not change the Credit Facility's existing covenants and conditions. These existing covenants and conditions, which are of the kind customary in secured credit facilities, continue to impose obligations and limitations on Chart and its operating units, including the required payment of interest and repayment of indebtedness, restrictions on the payment of cash dividends and certain other payments, and a requirement to meet certain financial tests and maintain certain consolidated financial ratios. Chart's failure to satisfy or comply with these existing covenants and conditions under the Credit Facility could cause an event of default under which Chart's lenders could terminate the revolving credit line and cause all or any part of the debt due under the Credit Facility to become immediately due and payable.

Certain of the lenders under the Credit Facility are significant stockholders of Chart or have other relationships with Chart. In this regard, the information set forth under the captions "Stock Ownership of Principal Holders and Management" and "Certain Relationships and Related Transactions" in Chart's definitive proxy statement filed with the Securities and Exchange Commission on April 26, 2005 is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chart Industries, Inc.

May 6, 2005	By:	/s/ Michael F. Biehl

Name: Michael F. Biehl
Title: Chief Financial Officer and Treasurer